UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2012

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9705 Patuxent Woods Drive, Columbia, Maryland		21046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-312-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

2012 Non-Equity Incentive Plan

On February 28, 2012, the Compensation and Human Resources Committee (the "Committee") of Arbitron Inc. (the "Company") approved the Company’s 2012 non-equity incentive plan for executive officers, which would be payable in early 2013 (the "Incentive Plan").

Provided that the Company’s return on invested capital for the twelve months ending December 31, 2012 exceeds 12%, the Committee may make cash Incentive Plan awards to each executive officer in an amount between 0% and 200% of the executive officer’s target award under the Incentive Plan. The target Incentive Plan award for the Company’s Chief Executive Officer, William T. Kerr, is equal to 100% of his 2012 base salary of $800,000 under his Amended and Restated Executive Employment Agreement, effective as of February 8, 2011, and the target Incentive Plan award for other executive officers range from 50-70% of 2012 base salary.

If the threshold return on invested capital goal is satisfied, the Committee may exercise its discretion in awarding a cash payment that is linked to performance based upon the Company’s diluted earnings per share (weighted 70%), which may be adjusted by the Committee to exclude the impact of extraordinary or non-recurring items, and quality of the Company’s ratings services (weighted 30%), which award may be increased or decreased depending on the Committee’s assessment of each individual executive’s performance during the year. Awards under the Incentive Plan can vary from 0% to 200% of the target amount, subject to minimum thresholds of performance and depending on the Committee’s assessment of performance against the goals. The Committee has negative discretion to eliminate or reduce the amount of any award under the Incentive Plan.

2012 Long-Term Incentive Plan

Also on February 28, 2012, the Committee established the performance objectives and other terms of the Company’s 2012 Long-Term Incentive Plan (the "2012 LTI Plan") for certain executive officers of the Company. The targeted opportunity for the Company’s participating executive officers, other than Mr. Kerr, is divided into two components: (i) non-qualified stock options (representing approximately 50% of the total opportunity) and (ii) performance-based restricted stock units (representing approximately 50% of the total opportunity). Of the executives other than Mr. Kerr who are participating in the 2012 LTI Plan, the target 2012 LTI Plan opportunity is within a range from 50% to 125% of 2012 base salary.

The number of non-qualified stock options will be based on the value of each option determined using the Company’s standard Black-Scholes valuation model. The exercise price of each stock option will be equal to the closing price of the Company’s common stock on the grant date and the options will vest ratably in three equal annual installments beginning on the first anniversary of the grant date.

The restricted stock units ("RSUs") contain a one-year performance period. The RSUs will expire without vesting if the one-year performance goal is not satisfied by the first anniversary of the date of grant. If the performance goal is met, the grant will become vested as to one-fourth of the RSUs on each of the four one-year anniversaries of the date of grant, provided that the recipient remains an employee or service provider to the Company through those dates. The performance goal requires the Company’s return on invested capital during the twelve months ending December 31, 2012 to be 12 percent or higher.

For Mr. Kerr, the Committee approved an LTI Plan award equal to 250% of his 2012 base salary. For Mr. Kerr only, the 2012 LTI award is entirely in the form of performance-based deferred stock units that contain the same performance measure as the performance-based restricted stock units granted to the executives, but which will be payable only upon his separation from service. The Committee also approved an additional award to Mr. Kerr of fully vested deferred stock units with a grant date fair value of $40,000.

The non-qualified stock options, performance-based restricted stock units, deferred stock units, and performance-based deferred stock units will be made pursuant to the Company’s 2008 Equity Compensation Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

March 1, 2012	By:	/s/ Timothy T. Smith

Name: Timothy T. Smith
Title: Executive Vice President, Business Development and Strategy & Chief Legal Officer